AMENDMENT NO. 1 TO ESCROW AGREEMENT
This Amendment No. 1 to Escrow Agreement (this “Amendment”) is made and entered into as of this 16th day of July, 2014 by and among Griffin Capital Essential Asset REIT II, Inc., a Maryland corporation (the “Company”), Griffin Capital Securities, Inc., a California corporation (the “Dealer Manager”), and UMB Bank, N.A., as Escrow Agent, a national banking association organized and existing under the laws of the United States of America (the “Escrow Agent”).
RECITALS
WHEREAS, the Company proposes to offer and sell shares of its common stock (the “Shares”), on a best efforts basis, for at least $2.0 million and up to $2.0 billion of gross offering proceeds (excluding shares of its common stock to be offered and sold pursuant to the Company’s distribution reinvestment plan), at an initial purchase price of $10.00 per share for shares of Class A common stock and $9.4241 per share for shares of Class T common stock (the “Offering”) to investors pursuant to the Company’s Registration Statement on Form S-11 (File No. 333-194280) as amended from time to time (the “Offering Document”);
WHEREAS, in connection with the Offering, the Company, the Dealer Manager, and the Escrow Agent have entered into an Escrow Agreement, dated June 17, 2014 (the “Escrow Agreement”); and
WHEREAS, the Company, the Dealer Manager, and the Escrow Agent are entering into this Amendment to set forth the terms on which the Escrow Agent will hold and disburse deposits received from residents of the State of Ohio (the “Ohio Subscribers”), until the conditions set forth in the Escrow Agreement, as amended, have been met.
NOW THEREFORE, the Company, the Dealer Manager, and the Escrow Agent hereby modify and amend the Escrow Agreement and agree as follows:

1.	Defined Terms. Capitalized terms used herein and not defined herein shall have the meanings set forth in the Escrow Agreement.

2.	Amendments to Escrow Agreement.
Section 4 of the Escrow Agreement is hereby removed and replaced with the following:
4.    Distribution of the Escrowed Funds from Ohio Subscribers and Washington Subscribers.
(a)    Notwithstanding anything to the contrary herein, disbursements of funds contributed by Ohio Subscribers and Washington Subscribers may only be distributed in compliance with the provisions of this Section 4. Irrespective of any disbursement of funds from the Escrow Account pursuant to Section 2 or Section 3 hereof, the Escrow Agent will continue to place deposits from the Ohio Subscribers and the Washington Subscribers into the Escrow Account until such time as the Company notifies the Escrow Agent in writing that total subscriptions (including amounts in the Escrow Account previously disbursed as directed by the Company and the amounts then held in the Escrow Account) equal or exceed $10 million (the “Ohio and Washington Required Capital”), whereupon the Escrow Agent shall disburse to the Company, at the Company’s request, the principal amount of the funds from the Ohio Subscribers and the Washington Subscribers received by the Escrow Agent for accepted subscriptions and any interest earned on such Ohio Subscribers’ and Washington Subscribers’ subscription payments while such payments were held in the Escrow Account. However, the Escrow Agent shall not disburse to the Company those funds of a subscriber, the subscription of which has been rejected or rescinded, if the Escrow Agent has been notified by the Company of such rejection or rescission. Following such disbursements, in the event the Company receives subscriptions from Ohio Subscribers and Washington Subscribers made payable to the Escrow Agent, such subscription proceeds are not subject to this Agreement and shall be deposited into the Escrow Account or, at the instruction of the Company to the Escrow Agent, shall be transferred from the Escrow Account to, or deposited directly into, as the case may be, the Deposit Account.
(b)    If the Company has not received total subscriptions of at least the Ohio and Washington Required Capital within 365 days after the Threshold Date, all funds in the Escrow Account for Ohio Subscribers and Washington Subscribers will be promptly returned in full to such Ohio Subscribers and Washington Subscribers, together with their pro rata share of any interest earned thereon after the Initial Escrow Period pursuant to instructions made by the Company, upon which the Escrow Agent may conclusively rely.
All references to the “Washington Subscribers” are hereby removed and replaced with the “Ohio Subscribers and the Washington Subscribers.”
All references to the “Washington Required Capital” are hereby removed and replaced with the “Ohio and Washington Required Capital.”

3.	Amendment. This Amendment may not be amended or modified except in writing signed by all parties.

4.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of California.

5.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute a single instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date and year first above written.

COMPANY:

GRIFFIN CAPITAL ESSENTIAL ASSET REIT II, INC.

By:	/s/ Joseph E. Miller
Name:	Joseph E. Miller
Title:	Chief Financial Officer

DEALER MANAGER:

GRIFFIN CAPITAL SECURITIES, INC.

By:	/s/ Charles Huang
Name:	Charles Huang
Title:	Chief Operating Officer and Chief Compliance Officer

ESCROW AGENT:

UMB BANK, N.A.

By:	/s/ Lara L. Stevens
Name:	Lara L. Stevens
Title:	Vice President